Exhibit 23.3

Consent of Independent Auditors

Continental Bank Holdings, Inc.

Plymouth Meeting, Pennsylvania

We hereby consent to the use in the joint proxy statement/prospectus constituting a part of the Registration Statement on Form S-4 of Bryn Mawr Bank Corporation of our report dated March 8, 2013, relating to our audit of the consolidated financial statements of Continental Bank Holdings, Inc. and subsidiaries as of December 31, 2012 and for the year ended, which appears in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

ParenteBeard LLC

Reading, Pennsylvania

June 19, 2014